    As filed with the Securities and Exchange Commission on October 17, 1996
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                           MERIT HOLDING CORPORATION
             (Exact name of Registrant as specified in its charter)


         Georgia                                        58-1934011
(State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                     Identification No.)


                               5100 LaVista Road
                             Tucker, Georgia 30085
                                 (770) 491-8808
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               J. RANDALL CARROLL
                      Chairman and Chief Executive Officer
                               5100 LaVista Road
                             Tucker, Georgia 30085
                                 (770) 491-8808
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               ROBERT C. SCHWARTZ
                           SMITH, GAMBRELL & RUSSELL
                     3343 PEACHTREE ROAD, N.E., SUITE 1800
                             ATLANTA, GEORGIA 30326

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


=============================================================================================================
Title of each class of                         Proposed maximum      Proposed maximum
securities to be         Amount to be          offering price per    aggregate offering    Amount of
registered               registered (1)        share (2)             price (2)             registration fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par value       1,278,092               $11.00             $14,059,012            $4,261
 $2.50 per share . . . .
==============================================================================================================

(1) The shares of Common Stock being registered hereby are for the account of certain shareholders of the Company. No other shares of Common Stock are being registered pursuant to this offering.
(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                1,278,092 SHARES

                           MERIT HOLDING CORPORATION

                                  COMMON STOCK

                                 --------------

     The 1,278,092 shares of Common Stock (the "Common Stock") of Merit Holding Corporation (the "Company") offered hereby are being sold by certain holders of the Common Stock of the Company named herein under "Selling Shareholders." Unless the context otherwise requires, the holders of the Common Stock selling shares hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders," "Plan of Distribution" and "Use of Proceeds."

     The Common Stock is traded on the Nasdaq National Market under the symbol "MRET". The last sale price of the Common Stock on October 16, 1996, as reported on the Nasdaq National Market, was $11.25 per share.

                                 --------------

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT
   SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK
                                OFFERED HEREBY.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



===============================================================================
                         OFFERING  UNDERWRITING   PROCEEDS TO     PROCEEDS
                         PRICE TO  DISCOUNTS AND    SELLING          TO
                          PUBLIC    COMMISSIONS   SHAREHOLDERS    COMPANY
-------------------------------------------------------------------------------
Per Share . . . . . . .  See Text    See Text       See Text     See Text
Total . . . . . . . . .   Below        Below         Below         Below
===============================================================================

     The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell the Common Stock from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Except for the payment of such brokerage commissions and charges and the legal fees, if any, of the Selling Shareholders, the Company will bear all expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $30,000. See "Plan of Distribution."

     This Prospectus also relates to such additional shares as may be issued to the Selling Shareholders because of future stock dividends, stock distributions, stock splits on similar capital readjustments.

                                ----------------


                The date of this Prospectus is ___________, 1996

                             AVAILABLE INFORMATION

     The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site, containing such reports, proxy and information statements and other information regarding the Company, at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this Prospectus by reference:

     1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995;
     2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996;
     3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996; and
     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission as of June 9, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, Merit Holding Corporation, 5100 LaVista Road, Tucker, Georgia 30085, telephone number (770) 491-8808.

                                  THE COMPANY

     Merit Holding Corporation (the "Company") is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of Mountain National Bank, Tucker, Georgia ("Mountain") and Charter Bank and Trust Co., Marietta, Georgia ("Charter") (Mountain and Charter collectively referred to as the "Banks").
The Company was incorporated under the laws of the State of Georgia in November 1990. The Company's principal offices are located at 5100 LaVista Road, Tucker, Georgia 30085 and its telephone number is (770) 491-8808.


                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY. EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED IN THIS PROSPECTUS BY REFERENCE, THE MATTERS DISCUSSED HEREIN AND THEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE EFFECT OF ECONOMIC CONDITIONS, INTEREST RATES, PRODUCT DEMAND, COMPETITIVE PRODUCTS AND OTHER RISKS DETAILED HEREIN AND IN THE COMPANY'S OTHER FILINGS WITH THE COMMISSION.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company has never paid cash dividends on its Common Stock, and there can be no assurance of whether or when the Company may pay cash dividends. Because the Company's principal business operations are conducted through the Banks, cash available to pay dividends would be derived primarily, if not entirely, from dividends paid to it by the Banks. The Banks' ability to pay dividends to the Company and the Company's ability to pay dividends to stockholders on the Common Stock are subject to and limited by certain legal and regulatory restrictions.

ANTI-TAKEOVER MEASURES

     The Company has certain takeover defenses in place, including (i) supermajority provisions for the approval of certain business combinations;
(ii) the ability of the Board of Directors to issue additional shares without stockholder approval; and (iii) employment agreements with certain executive officers which provide for additional management compensation to such officer if the officer's employment is terminated after a change in control of the Company. Any of these measures may impede the takeover of the Company without the approval of the Company's Board of Directors, may result in the Company being less attractive to potential acquirers and may result in stockholders receiving less for their shares than otherwise might be available.

CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

     There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and, in the case of a collateralized loan, risks resulting from uncertainties as to the future value of the collateral. Management maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Further, future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to the Company's nonperforming or performing loans. Material additions to the Company's allowance for loan losses would result in a material decrease in the Company's net income and, possibly, its capital, and could result in its inability to pay dividends, among other adverse consequences.

LOCAL ECONOMIC CONDITIONS

     The success of the Company is dependent to a certain extent upon the general economic conditions in the geographic markets served by the Banks. Although the Company expects that economic conditions will continue to be favorable in these markets in the near-term, no assurance can be given that favorable economic conditions will occur or continue. Adverse changes in economic conditions in the geographic markets that the Banks serve would likely impair the Banks' ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business -- Market Area and Competition."

COMPETITION

     The banking business is highly competitive. The Banks compete as financial intermediaries with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds operating in Georgia and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Company and the Banks and offer certain services that the Banks do not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to the Company and the Banks. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. See "Business -- Competition" and "Supervision and Regulation."

SUPERVISION AND REGULATION

     The banking industry is heavily regulated. The success of the Company and the Banks depends not only on competitive factors but also on state and federal regulations affecting banks and bank holding companies. These regulations are primarily intended to protect depositors, not stockholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. In September 1994, the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 were enacted and in December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted. The effects of this legislation are still being defined as regulations mandated by it are adopted by the Company's and the Banks' regulators. FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which have resulted and will continue to result in increased operating expenses. Recently adopted legislation in the State of Georgia has eased restrictions on branching within the state, which may increase competition. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Banks may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Banks. See "Supervision and Regulation."

MONETARY POLICIES

     The results of operations of the Company will be affected by credit policies of monetary authorities, particularly the Federal Reserve Board.
There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve Board, will not have an adverse effect on the deposit levels, net interest margin, loan demand, or the business and earnings of the Banks.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares of the Common Stock by the Selling Shareholders. See "Selling Shareholders" for a list of those persons who will receive the proceeds from such sales.

                                    BUSINESS

     Merit Holding Corporation (the "Company") is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of Mountain National Bank, Tucker, Georgia ("Mountain") and Charter Bank and Trust Co., Marietta, Georgia ("Charter") (collectively, the "Banks"). The Company was incorporated under the laws of the State of Georgia on November 27, 1990 to effect the reorganization of Mountain into a one-bank holding company structure, thereby providing a mechanism to enhance that bank's ability to serve its future customers' requirements for financial services. The shareholders of Mountain approved the reorganization on May 7, 1991 and the reorganization was consummated on May 24, 1991. The holding company structure provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and provision of additional banking-related services which the traditional commercial bank may not provide under present laws. On December 30, 1994, the Company completed the acquisition of 100% of the outstanding shares of common stock of Charter following the approval of such transaction by Charter's shareholders.

     Mountain commenced business operations on August 2, 1988 in a permanent facility located at 5100 LaVista Road in Tucker, Georgia. The property consists of a two-story brick building of approximately 14,000 square feet, which is constructed on 1.877 acres of land owned by Mountain. Improvements include a three-lane drive through teller installation, an exterior automated teller machine, as well as vault and safe deposit facilities. Certain bookkeeping, accounting and personnel functions of the Company and Mountain are conducted out of a leased 7,551 square foot facility in Stone Mountain, Georgia. From this location, Mountain operates separately a branch banking office and its real estate lending activities.

     On September 25, 1993, the Company acquired the charter and assets, and assumed the liabilities of, Button Gwinnett National Bank in Gwinnett County, Georgia. Concurrently with such acquisition, the Company merged Button Gwinnett National Bank into Mountain National Bank and opened a branch office of Mountain at 1200 Rockbridge Road in Norcross, Georgia, approximately 5 miles from Mountain's main office.

     Charter commenced business operations on February 3, 1989 and in October 1989 moved into its present 18,460 square foot facility located at 269 Roswell Street in Marietta, Georgia. In October 1994, Charter opened a branch office at 3100 Cumberland Circle in the Cumberland/Galleria area of Atlanta. Charter has applied for permission to open an additional branch in a 3,800 square foot facility owned by Charter on Powers Ferry Road in Marietta.

     Both Mountain and Charter are full service commercial banks, without trust powers. Each operates as a locally owned community bank that targets primarily the commercial banking needs of individuals, professionals and small to medium sized businesses in their primary service areas, emphasizing personal service and banking services that focus on local needs.

     The Banks provide a wide range of commercial banking products and services. The Banks' services include interest bearing and non-interest bearing checking accounts, money market, savings and other time deposit accounts, including retirement accounts and certificates of deposit. Loan services include commercial and real estate loans, Small Business Administration loans, commercial and consumer lines of credit, letters of credit, home equity loans, mortgage loans and consumer/installment loans. In addition, the Banks provide such consumer services as traveler's checks, money orders, Cashier's checks, Series E Bonds, bankcard services, safe deposit boxes, direct deposit services, wire transfer services, and membership in a nationwide automated teller machine network.

MARKET AREA AND COMPETITION

     The primary service area for Mountain consists of DeKalb, Gwinnett and North Fulton counties in the Atlanta metropolitan area.

     The primary service area for Charter consists of approximately 110 square miles in central and west central Cobb County, Georgia in the metropolitan Atlanta area. Charter is located in the City of Marietta, the county seat of Cobb County.

     There are many banking offices and savings and loan associations within the primary service areas of the Banks. Most of these offices are affiliated with major regional bank holding companies. Many of the major commercial banks in the Company's service areas or their affiliates offer services such as international banking and investment and trust services which are not offered directly by the Banks. Such competitors, because of their capitalization, also have substantially higher lending limits than the Banks and are better able to absorb risk. In addition, the larger competitors of the Banks have the ability to finance extensive advertising campaigns and to allocate and diversify their assets among loans and securities of the highest yield in locations with the greatest demand.

     The Banks also compete for deposits, loans and other business with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which continue to invade the traditional banking markets. Recent legislation, regulatory changes by the primary regulators of the various types of financial institutions and competition from unregulated entities have eliminated many traditional distinctions between commercial banks, thrifts and other providers of financial services. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal ability and authority to provide most financial services. It is anticipated that additional competition will continue from new entrants to the market.

DEPOSITS

     The Banks offer a full range of interest bearing and non-interest bearing deposit accounts, including checking accounts, negotiable order of withdrawal ("NOW") accounts, money market checking accounts, individual retirement accounts, regular statement savings accounts and certificates of deposit. The sources of deposits are residents, businesses and employees of businesses within the Banks' market areas, obtained through the personal solicitation of the Banks' officers and directors, direct mail solicitation and advertisements published in the local media. The Banks pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, the Banks have implemented service charge fee schedules competitive with other financial institutions in their market areas, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

LOAN PORTFOLIO

     The Banks engage in a full complement of lending activities, including commercial, consumer/installment and real estate loans, and concentrate their lending efforts on small to medium sized businesses, professionals and individuals. As of June 30, 1996, Mountain's loan portfolio consisted of 52% commercial loans, 43% real estate loans and 5% consumer/installment loans, and Charter's loan portfolio consisted of 63% commercial loans, 27% real estate loans and 10% consumer/installment loans.

     Commercial lending is directed principally toward businesses whose demands for funds fall within the Banks' legal lending limits and which are potential deposit customers of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Such loans include short-term lines of credit, medium-term plant and equipment loans, medium-term land acquisition and development loans, construction loans and letters of credit.

     The Banks' consumer loans consist of secured and unsecured personal term loans, revolving lines of credit, home improvement loans, home equity loans and medium-term mortgage loans. The Banks also offer credit card services through a third party processor at substantially no risk to the Banks. Additionally, the Banks assist customers with residential construction lending as well as Small Business Loans as approved SBA lenders.

     Generally loans are made to businesses, secured and unsecured, for purposes of inventory, accounts receivable, equipment financing or business expansion, and may be either term loans or revolving lines of credit; loans to consumers are secured and unsecured, for purposes of financing automobiles, boats, home improvements, education, credit consolidation or to meet other personal financial needs; and loans for purposes related to real estate are made for residential construction and improved or unimproved real estate.

     The following loans are considered to be undesirable and are avoided by the Banks: loans to parties with questionable honesty or integrity; loans secured by stock in a closely held corporation with no market value; loans enabling a borrower to speculate on commodities or futures markets; capital loans for business where the repayment source is the liquidation of the business or borrowing from another source; loans to a business or consumer that has previously declared bankruptcy; "floor plan" loans; and loans secured by luxury goods, such as jewelry, furs or coins. Each loan request is reviewed to determine its validity and whether it meets the credit criteria of the Banks. Exceptions to loan policy must be approved by the appropriate officer or the appropriate loan committee of the respective Banks.

     The Banks' Loan Committees are authorized to approve loans up to 15% of capital for Mountain (as of June 30, 1996, $2,086,989) and, for Charter, 15% of capital for unsecured loans and 25% of capital for secured loans ($1,527,274 and $2,585,457, respectively). Loans exceeding $250,000 must be approved or ratified by the respective Loan Committee and reported to the Board of Directors on a monthly basis. See "Supervision and Regulation."

     Individual lending officers are provided authorized lending authorities. Loans in excess of these limits must be approved by the Loan Committee. Loans approved by loan officers pursuant to their individual lending authority must be made in accordance with the loan policy. All loans in the aggregate are considered when determining the individual loan officers' limits.

     The Banks originate loans and participate with other banks with respect to loans which exceed the lending limits imposed by the Banks' internal lending policies or regulatory provisions. Management does not believe that loan participations necessarily pose any greater risk of loss than loans which the Banks originate. See "-- Correspondent Banking."

ASSET/LIABILITY MANAGEMENT

     It is the objective of the Banks to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. An Assets and Liabilities Management Committee (ALCO) is responsible for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix, stability and leverage of all sources of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of each Bank seeks to invest the largest portion of the Bank's assets in commercial, consumer and real estate loans.

     The Banks' asset/liability mix is monitored on a daily basis with a quarterly report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to each Bank's Board of Directors. The objective of this policy is to control interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on the Banks' earnings.

CORRESPONDENT BANKING

     Correspondent banking involves the provision of services by one bank to another bank which elects not to or cannot provide that service for itself from an economic or practical standpoint. The Banks utilize correspondent services, including check collections, purchase or sale of Federal funds, security safekeeping, investment consulting or sales services and coin and currency supplies. The Banks have established loan participations with other federally insured financial institutions as well as privately owned companies. These loan participations may be for overline or liquidity purposes or for loans whose amounts exceed the Banks' legal lending limits. At June 30, 1996, Mountain had $1,487,800 in participations sold ($605,006 of which consisted of participations sold to Charter) and Charter had $3,695,000 in participations sold ($418,000 of which consisted of participations sold to Mountain).

     Mountain has established correspondent relationships with NationsBank of Georgia, N.A. and The Bankers' Bank, both of Atlanta, Georgia and Columbus Bank and Trust of Columbus, Georgia. Charter has established correspondent relationships with NationsBank of Georgia, N.A., The Bankers Bank, SunTrust Bank, N.A. and Wachovia Bank of Georgia, N.A., all of Atlanta, Georgia and Centura Bank of Rocky Mount, North Carolina. The Banks maintain certain balances with such correspondents. In addition, both Banks are members of the Federal Home Loan Bank of Atlanta.

DATA PROCESSING

     Mountain has a data processing servicing agreement with ProVesa, Inc. (formerly known as Databank Solutions, Inc.) of Thomson, Georgia and Charter has a data processing servicing agreement with FiServe of Atlanta, Georgia. These servicing agreements provide for the Banks to receive a full range of data processing services through remote data line transmission, including a fully integrated deposit, loan and general ledger system. Payments for the services are fee-based dependent on the type, kind and volume of data processing services provided.

FACILITIES

     The main office of both the Company and Mountain is located at 5100 LaVista Road in Tucker, Georgia. The property consists of a two-story brick building of approximately 14,000 square feet, which is constructed on 1.877 acres of land owned by Mountain. Improvements include a three-lane drive through teller installation, a drive-up night depository, an exterior automated teller machine, as well as vault and safe deposit facilities.

     Mountain's Norcross branch is located at 1200 Rockbridge Road in Norcross, Georgia, approximately five miles from Mountain's main office. The branch office consists of a one-story brick building of approximately 4,000 square feet, constructed on 0.795 acres of land owned by Mountain. Improvements include a three-lane drive up window, drive-up night depository, automated teller machine, as well as vault and safe deposit facilities.

     Mountain has opened a new 7,551 square foot leased facility located at 2300 West Park Place in Stone Mountain, Georgia and has moved all bookkeeping, accounting, personnel, advertising and marketing functions from the main office in Tucker to this new facility. In addition, Mountain conducts its real estate lending activities from this facility and operates a branch bank from the facility as well.

     Charter's main office is located in an approximately 18,500 square foot building owned by Charter located at 269 Roswell Street in Marietta, Georgia. Improvements include a four- lane drive through teller installation, a drive-up night depository, a vault and safe deposit facility. Charter maintains an automated teller machine on leased property across the street from the main branch. Charter's Galleria branch is located in approximately 1,100 square feet of leased office space at 3100 Cumberland Circle, Suite 100, Atlanta, Georgia. Improvements at Charter's Galleria branch include a walk-up night depository.

EMPLOYEES

     As of June 30, 1996, Mountain employed 43 persons on a full-time equivalent basis, including 16 officers and Charter employed 38 persons on a full-time equivalent basis, including 13 officers. Each Bank considers its employee relations to be good, and will hire additional personnel as needed.

MONETARY POLICIES

     The results of operations of the Banks, and, thus, of the Company, are affected by credit policies of monetary authorities, particularly the Federal Reserve Board (even though Charter is not a member of the Federal Reserve System). The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against the deposits of member banks and other depository institutions (including Charter) and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Banks.

SUPERVISION AND REGULATION

     The Company and the Banks operate in a highly regulated environment, and their business activities are governed by statute, regulation and administrative policies. The business activities of the Company and the Banks are closely supervised by a number of federal regulatory agencies, including the Federal Reserve Board, the Comptroller of the Currency ("Comptroller") with respect to Mountain, and the Georgia Department of Banking and Finance (the "Georgia Banking Department") and the Federal Deposit Insurance Corporation ("FDIC") with respect to Charter.

     The Company is regulated by the Federal Reserve Board under the federal Bank Holding Company Act, which requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, and before merging or consolidating with another bank holding company. The Federal Reserve Board (pursuant to regulation and published policy statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, the Company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the Company may not deem it advisable to provide such assistance.

     Under the Riegel-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed on September 9, 1995, such that Merit and any other bank holding company located in Georgia is able to acquire a bank located in any other state, and a bank holding company located outside Georgia can acquire any Georgia-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. Pursuant to the Riegel-Neal Interstate Banking and Branching Efficiency Act, the State of Georgia has recently adopted an interstate banking statute that, beginning on June 1, 1997, removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions.

     A bank holding company is generally prohibited from acquiring control of any company which is not a bank and from engaging in any business other than the business of banking or managing and controlling banks. However, there are certain activities which have been identified by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto and thus permissible for bank holding companies, including the following activities: acting as investment or financial advisor to subsidiaries and certain outside companies; leasing personal and real property or acting as a broker with respect thereto; providing management consulting advice to nonaffiliated banks and nonbank depository institutions; operating collection agencies and credit bureaus; acting as a futures commission merchant; providing data processing and data transmission services; acting as an insurance agent or underwriter with respect to limited types of insurance; performing real estate appraisals; arranging commercial real estate equity financing; providing securities brokerage services; and underwriting and dealing in obligations of the United States, the states and their political subdivisions. In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce such benefits to the public as greater convenience, increased competition or gains in efficiency that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board.

     The Company is also regulated by the Georgia Banking Department under the Georgia Bank Holding Company Act, which requires every Georgia bank holding company to obtain the prior approval of the Georgia Commissioner of Banking before acquiring more than 5% of the voting shares of any bank or all or substantially all of the assets of a bank, or before merging or consolidating with any other bank holding company. A Georgia bank holding company is generally prohibited from acquiring ownership or control of 5% or more of the voting shares of any bank unless the bank being acquired is either a bank for purposes of the federal Bank Holding Company Act of 1956, or a federal or state savings and loan association or a savings bank or federal savings bank whose deposits are insured by the FDIC and such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of application to the Georgia Commissioner of Banking for approval of such acquisition.

     As a national bank, Mountain is subject to the supervision of the Comptroller and, to a limited extent, the FDIC and the Federal Reserve Board. With respect to expansion, national banks situated in the State of Georgia are generally prohibited from establishing branch offices or facilities outside of the county in which their main office is located, except (i) in adjacent counties in certain situations, or (ii) by means of a merger or consolidation with a bank which has been in existence for at least five years. In addition, in the case of a merger or consolidation, the acquiring bank must have been in existence for at least 24 months prior to the merger. The Georgia Legislature has recently adopted legislation which reduces the limitations imposed on banks situated in the State of Georgia to establish branch offices. The new law permits a Georgia bank to establish three new or additional branch banks, de novo, in any county within the State of Georgia, in addition to establishing branch offices or facilities in adjacent counties and by merger or consolidation. Moreover, beginning on July 1, 1998, a bank located in the State of Georgia will be permitted to establish new or additional branch banks anywhere in the state by relocation of the parent bank or another branch bank, or by merger, consolidation, or purchase of assets and assumption of liabilities involving another parent bank or branch bank.

     Mountain is also subject to the Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. In addition, Mountain, as a subsidiary of the Company, is subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     Loans and extensions of credit by national banks, such as Mountain, are subject to legal lending limitations. Under federal law, a national bank may grant unsecured loans and extensions of credit in an amount up to 15% of its unimpaired capital and surplus to any person. In addition, a national bank may grant loans and extensions of credit to a single person up to 10% of its unimpaired capital and surplus, provided that the transactions are fully secured by readily marketable collateral having a market value determined by reliable and continuously available price quotations. This 10% limitation is separate from, and in addition to, the 15% limitation for unsecured loans. Loans and extensions of credit may exceed the general lending limit if they qualify under one of several exceptions. Such exceptions include certain loans or extensions of credit arising from the discount of commercial or business paper, the purchase of bankers' acceptances, loans secured by documents of title, loans secured by U.S. obligations and loans to or guaranteed by the federal government.

     As a state-chartered bank, most of Charter's operations are regulated and examined by the Georgia Banking Department and the FDIC, including reserves for loan losses and other contingencies, loans, investments, borrowings, deposits, mergers, issuances of securities, payments of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, consolidation or corporate reorganization, and maintenance of books and records. Charter is required by the Georgia Banking Department to prepare reports on its financial condition and to conduct an annual internal audit of its financial affairs, in compliance with minimum standards and procedures prescribed by the Georgia Banking Department. Reports of Charter's auditors must be filed with the Georgia Banking Department within 45 days after Charter's receipt of any such report.

     The Banks' loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, color, religion or other prohibited factors in extending credit, the Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Banks are also subject to the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     The Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal regulator, in connection with its regular examination of a bank, to assess the bank s record in meeting the credit needs of the community serviced by the bank, including low- and moderate-income neighborhoods. The FDIC s assessment of a bank s record is made available to the public. Further, such assessment is required of any bank that has applied, among other things, to establish a new branch office that will accept deposits, to relocate an existing office, or to merge or consolidate with, or acquire the assets of or assume the liabilities of, a federally-regulated financial institution.

     Both the Company and the Banks are subject to regulatory capital requirements imposed by the Federal Reserve Board, the Comptroller (with respect to Mountain) and the FDIC (with respect to Charter). In 1989, each of those agencies issued new risk-based capital guidelines for bank holding companies and banks which made regulatory capital requirements more sensitive to differences in risk profiles of various banking organizations. The capital adequacy guidelines issued by the Federal Reserve Board are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The risk capital guidelines of the Comptroller and the FDIC apply directly to national banks and insured state-chartered banks which are not members of the Federal Reserve System, respectively, regardless of whether they are a subsidiary of a bank holding company. Each agency's requirements (which are substantially similar), provide that banking organizations must have capital equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. A risk weight of 50% is assigned to loans secured by owner-occupied one to four family residential mortgages. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets. The Federal Reserve Board, the Comptroller and the FDIC have also implemented new minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. Under the Federal Reserve Board and Comptroller rules, banking institutions are required to maintain a ratio of 3% "Tier 1" capital to total assets (net of goodwill). Tier 1 capital includes common stockholders equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries. At June 30, 1996, capital ratios for the Company and the Banks were as follows:


                                                                    Regulatory
                                        Company  Mountain  Charter   Minimum
                                        -------  --------  -------  ----------
Total Risk-Based Capital . . . . . . .   15.62%    15.85%   14.50%    8.00%

Tier 1 Risk-Based Capital  . . . . . .   14.20%    14.39%   13.25%    4.00%

Leverage Ratios  . . . . . . . . . . .   12.31%    13.30%    9.71%    3.00%

     Both the risk-based capital guidelines and the leverage ratio are minimum requirements, applicable only to top-rated banking institutions. Institutions operating at or near these levels are expected to have well-diversified risk, excellent asset quality, high liquidity, good earnings and in general, have to be considered strong banking organizations, rated composite 1 under the CAMEL rating system for banks or the BOPEC rating system for bank holding companies. Institutions with lower ratings and institutions with high levels of risk or experiencing or anticipating significant growth would be expected to maintain ratios 100 to 200 basis points above the stated minimums.

     The FDIC adopted a rule substantially similar to that issued by the Federal Reserve Board and the Comptroller. The FDIC rule also establishes a minimum leverage ratio of 3%, but provides that FDIC-regulated banks that do not receive a CAMEL-1 rating must maintain a ratio of at least 4%. In addition, the FDIC rule specifies that institutions operating with Tier 1 capital of 2% of total assets or less would be determined to be operating in an unsafe and unsound manner and would be subject to enforcement action by the FDIC.

     The Comptroller amended the risk-based capital guidelines applicable to national banks in an effort to clarify certain questions of interpretation and implementation, specifically with regard to treatment of purchased mortgage servicing rights ("PMSRs") and other intangible assets. The Comptroller's guidelines provide that intangible assets are generally deducted from Tier 1 capital in calculating a bank's risk-based capital ratio. However, certain intangible assets which meet specified criteria ("qualifying intangibles") such as PMSRs are retained as a part of Tier 1 capital. The Comptroller currently maintains that only PMSRs and purchased credit card relationships meet the criteria to be considered qualifying intangibles. The Comptroller's guidelines formerly provided that the amount of such qualifying intangibles that may be included in Tier 1 capital was strictly limited to a maximum of 25% of total Tier 1 capital. The Comptroller has amended its guidelines to increase the limitation on such qualifying intangibles from 25% to 50% of Tier 1 capital and further to permit the inclusion of purchased credit card relationships as a qualifying intangible asset.

     In addition, the Comptroller has adopted rules which clarify treatment of asset sales with recourse not reported on a bank's balance sheet. Among assets affected are mortgages sold with recourse under Fannie Mae, Freddie Mac and Farmer Mac programs. The rules clarify that even though those transactions are treated as asset sales for bank Call Report purposes, those assets will still be subject to a capital charge under the risk-based capital guidelines.

     The Comptroller, the Federal Reserve Board and the FDIC recently adopted final regulations revising their risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank's financial condition and is inherent to the business of banking. Under the new regulations, when evaluating a bank's capital adequacy, the agencies capital standards now explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank's economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts. Concurrently, the banking agencies have proposed a measurement process to identify banks that have high interest rate risk exposures. Under the proposed measurement process, the agencies would employ a supervisory model that focuses on the sensitivity of a bank's economic value to changes in interest rate risk as well as various other quantitative factors to determine the adequacy of an individual bank's capital for interest rate risk. After gaining experience with the proposed supervisory measurement and assessment process, the agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Act"), enacted on December 19, 1991, provides for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of the Act involves the development of a regulatory monitoring system requiring prompt action on the part of banking regulators with regard to certain classes of undercapitalized institutions. While the Act did not change any of the minimum capital requirements, it directed each of the federal banking agencies to issue regulations implementing the monitoring plan. The Act creates five "capital categories"

("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in the Act and which are used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, any entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of five percent of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business.

     As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

     The Act also provides that banks have to meet new safety and soundness standards. In order to comply with the Act, the Federal Reserve Board, the Comptroller and the FDIC have adopted regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits.

     Both the capital standards and the safety and soundness standards which the Act seeks to implement are designed to bolster and protect the deposit insurance fund.

     In response to the directive issued under the Act, the regulators have proposed regulations which, among other things, prescribe the capital thresholds for each of the five capital categories established by the Act. The following table reflects the proposed capital thresholds:

                                   Total Risk -   Tier 1 Risk -   Tier 1
                                   Based Capital  Based Capital  Leverage
                                       Ratio          Ratio       Ratio
                                   -------------  -------------  --------
Well capitalized(1)                     10%             6%         5%

Adequately Capitalized(1)                8%             4%         4% (2)

Undercapitalized(3)                    < 8%           < 4%       < 4% (4)

Significantly Undercapitalized(3)      < 6%           < 3%       < 3%

Critically Undercapitalized
___________________________              -              -        < 2%

(1)  An institution must meet all three minimums.
(2) 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(4) Less than 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.

     As a national bank, Mountain is subject to examination and review by the Comptroller. This examination is typically completed on-site at least annually and is subject to off-site review at call. The

Comptroller, at will, can access quarterly reports of condition, as well as such additional reports as may be required by the national banking laws.

     As a state-chartered bank, Charter is subject to the supervision of the Georgia Banking Department and the FDIC. In addition, the Banks, as subsidiaries of the Company, are subject to restrictions under federal law in dealing with the Company and other affiliates, if any. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate and the purchase of assets from an affiliate.

     As a bank holding company, the Company is required to file with the Federal Reserve Board an annual report of its operations at the end of each fiscal year and such additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

     The scope of regulation and permissible activities of the Company and the Bank is subject to change by future federal and state legislation.

                              SELLING SHAREHOLDERS

     Except as indicated otherwise, the following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 15, 1996 by the shareholders of the Company who are offering securities pursuant to this Prospectus (the "Selling Shareholders"). "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Shares shown as beneficially owned after the offering assumes that all shares offered hereby by the Selling Shareholder are sold.


                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------
To be sold upon exercise of Replacement Warrants (a):

Basil Abdeswahab                                                        220           *              43             177        *
Samuel Anderson                                                         402           *              80             322        *
John F. Barrows                                                         201           *             201               0        0
Chris & Amy Batchelor                                                    71           *              14              57        *
Carolyn Benson                                                          402           *             402               0        0
Bently, Bently & Bently PSP(2)                                       31,153           *             402          30,751        *
William Q. Bird                                                       5,232           *           1,046           4,186        *
John D. Bramblett                                                       402           *              80             322        *
Greg M. & Stephanie Braswell                                          1,207           *             241             966        *
Larry & Linda Brogdon                                                    23           *               4              19        *
James W. Bryan, Jr.                                                   2,012           *             402           1,610        *
James Bunch, Jr.                                                        402           *              80             322        *
Leslie G. Callahan III (3)                                           68,518          1.4         13,483          55,035       1.1
Meredith Campbell                                                       402           *              80             322        *
Thomas G. Cannon                                                      8,050           *           1,610           6,440        *
Mary E. Carter                                                          402           *              80             322        *
Douglas H. Chaffins                                                     402           *              80             322        *
Crystal & Jane Champion                                                  47           *               9              38        *
Victoria Chastain                                                     1,006           *             201             805        *
Eric & Sandra Cobb                                                      402           *              80             322        *
Raymond & Barbara Cobb                                                  542           *              59             483        *
Michael Coles (3)(4)                                                190,981          3.8         21,936         136,045       2.7
George H. Davison Co., Inc.                                           1,207           *             241             966        *
Dean & Mary Dibling                                                     272           *              54             218        *
Sharon Donaldson                                                      2,012           *             402           1,610        *
Kerry P. Dorman                                                       2,857           *             281           2,576        *
Carolyn Doxey                                                        15,829           *           2,682          13,147        *
William Driskell Living Trust                                         6,037           *           1,207           4,830        *
Phil & L. Ann Ekern (5)                                              13,958           *              40          13,918        *
John F. Elliott IRA                                                   2,415           *             483           1,932        *
Patricia Elliott                                                      1,006           *             201             805        *
Ande' Evers                                                           4,025           *             805           3,220        *
Cole Forsyth                                                            675           *             135             540        *
Ronald H. Francis (6)                                                49,352           *             474          48,878        *


                                      -17-

                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------
Ronald & Claire Francis                                               1,239           *             112          1,127         *
Shana Francis                                                           201           *              40            161         *
Cindy Franklin                                                          201           *              40            161         *
Donald D. Franklin                                                      201           *              40            161         *
Donald D. Franklin, Jr.                                                 201           *              40            161         *
Jackie G. Franklin                                                      201           *              40            161         *
Lamar H. Franklin, Jr.                                                  201           *              40            161         *
Lamar H. Franklin III                                                   201           *              40            161         *
Michael W. Franklin                                                     201           *              40            161         *
Scott C. Franklin                                                       201           *              40            161         *
Allen C. Freisem                                                        402           *              80            322         *
H. Scott Freisem                                                        402           *              80            322         *
James & Sandra Furbish                                                  201           *              40            161         *
Adele Gabbay                                                          2,012           *             402          1,610         *
Phillip Goldstein                                                     1,408           *              40          1,368         *
Seth Goodman                                                          1,018           *             106            912         *
Edward Grenvicz/Trustee                                               4,025           *             805          3,220         *
Edward Grenvicz                                                      76,273          1.5          2,817         73,456        1.5
Kimberly A. Gresh                                                       402           *              80            322         *
Michael Grimsley                                                        675           *             135            540         *
Albert & Eleanor Gruensfelder                                           885           *              80            805         *
John W. Harden                                                          555           *             111            444         *
Haynie & Litchfield, P.C.                                             2,012           *             402          1,610         *
Rebecca Helms (5)                                                     1,206           *              40          1,166         *
Bradley E. Henderson                                                  2,012           *             402          1,610         *
Elizabeth W. Henderson                                                2,012           *             402          1,610         *
Lauren E. Henderson                                                     669           *             133            536         *
Mackensie Henderson                                                     669           *             133            536         *
Ryan Henderson                                                          669           *             133            536         *
Charles L. Hill                                                       2,012           *             402          1,610         *
William K. Hilley (5)                                                 6,635           *             260          6,375         *
Edwin Hinnefield                                                      4,025           *             805          3,220         *
Steven Hobson, Sr.                                                      212           *             212              0         0
Hot Cookies Family Trust                                             13,583           *           1,508         12,075         *
J.W. Hurt III                                                         1,006           *             201            805         *
Dr. James H. Hutson                                                     603           *             120            483         *
Robert & Evelyn Ingalls                                                 201           *              40            161         *
JLH Partners Ltd.                                                    24,150           *           4,830         19,320         *
Richard Jarbeau                                                       2,008           *             402          1,606         *
Jack M. Jones                                                         2,644           *             161          2,483         *
S. Karp Accumulation Trust                                            6,707           *           1,341          5,366         *
S. Karp Life Trust                                                   13,414           *           2,682         10,732         *
Christian & Martha Keifer                                               805           *             161            644         *
Naresh Khanna                                                           201           *              40            161         *
William H. Kelly (5)                                                 16,929           *              40         16,889         *
William H. & Gail Kelly                                                 442           *             201            241         *
Jack & Anne Kendrick                                                  1,006           *             201            805         *


                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------

Kennesaw Enterprises Inc.                                               201           *              40            161         *
John D. Knox                                                            300           *              59            241         *
Kyburz & Goodlet Profit Sharing Plan                                  6,220           *             644          5,576         *
Stephen R. Leeds                                                      4,024           *             201          3,823         *
Michael S. Levine                                                     1,408           *              40          1,368         *
Adams D. Little III                                                     683           *             600             83         *
Sybil K. Little                                                       6,037           *           1,207          4,830         *
George W. Lucas                                                      10,464           *             402         10,062         *
J. Frank Mann                                                         2,406           *             481          1,925         *
Estate of Henry A. Manning                                            8,653           *             281          8,372         *
Nate & Susan Marini                                                     805           *             161            644         *
C.W. & Catherine Marlow                                                 201           *              40            161         *
Walter W. McBride                                                     2,564           *             149          2,415         *
Judy B. McMennamy IRA                                                   362           *             362              0         0
R. Pat McPherson                                                      3,622           *             241          3,381         *
McRae & Stolz                                                         1,340           *             267          1,073         *
Beth S. Miller (5)                                                    2,422           *              80          2,342         *
Shirley Miller                                                        1,408           *              40          1,368         *
Edgar Mills                                                           4,025           *             805          3,220         *
James & Martha Mobley                                                 1,340           *             267          1,073         *
L. R. Mons                                                              335           *              80            255         *
C. Frank Moore                                                          201           *              40            161         *
John H. Moore                                                         2,012           *             402          1,610         *
Rebecca M. Moore                                                      1,146           *             180            966         *
Richard L. Moore                                                      2,012           *             402          1,610         *
Harold J. Mulkey                                                      3,752           *             246          3,506         *
Cory Michael Mull                                                     2,012           *             402          1,610         *
North Cobb Orthopedics                                                2,415           *             402          2,013         *
Patricia Orwin                                                        1,146           *             180            966         *
Doris Owens                                                           1,610           *             402          1,208         *
Elsie Owens                                                           1,360           *             272          1,088         *
Glen Owens                                                            3,360           *             272          3,088         *
James S. Owens                                                          555           *             111            444         *
Nena G. Owens                                                           555           *             111            444         *
PWJ Inc.                                                             20,125           *           4,025         16,100         *
Fayoline Paul                                                         3,018           *             603          2,415         *
Jacqueline Perrone                                                   10,948           *           1,610          9,338         *
Henry M. Picken Jr.                                                     805           *             201            604         *
Rometta Powell                                                          402           *              80            322         *
Alan & Marlee Price                                                   2,615           *             281          2,334         *
Mr. & Mrs. Charles V. Reeves                                          1,006           *             201            805         *
Donna Reeves                                                          1,508           *             301          1,207         *
H. James Reisinger                                                      201           *              40            161         *
James L. Rhoden                                                       1,910           *             260          1,650         *
Beverly Gibbs Riccardi                                                2,512           *             402          2,110         *
Lesley & Don Robertson                                                1,709           *              99          1,610         *
Ward & Brenda Sachs                                                      40           *              40              0         0



                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------

Herbert L. Sander                                                    13,685           *              805         12,880        *
Simone Sawyer                                                           268           *               53            215        *
Perry & Jayme Scallan                                                 2,678           *              534          2,144        *
P. Novy Scheinfeld                                                    4,025           *              805          3,220        *
Edward M. Schuster                                                      402           *               80            322        *
Betty Sessoms                                                           402           *               80            322        *
John T. Sherrer Jr.                                                   1,006           *              201            805        *
Lindsey Sherrer                                                       1,006           *              201            805        *
Nancy Simmons                                                           201           *              201              0        0
Francis & Elizabeth Small                                               528           *               45            483        *
Madison E. Smith                                                        534           *              106            428        *
Steven & Leigh Smith                                                    805           *              161            644        *
William D. Smith                                                      8,452           *            1,207          7,245        *
Marilyn & Joel Smolinski                                                402           *               80            322        *
Roger & Judith Snow                                                     402           *              402              0        0
Dorothy Snyder                                                          402           *               80            322        *
James D. & Mary Southerland                                             201           *               40            161        *
James H. & Betty Southerland                                            201           *               40            161        *
Aubrey & Wendy Steinbaum                                                402           *               80            322        *
Lynn Stevens                                                            402           *              402              0        0
Debra Stockton                                                          201           *               40            161        *
Dee Ann Stone                                                         2,415           *              603          1,812        *
Timothy Sullivan                                                        603           *              120            483        *
Alice Summerour                                                       3,984           *              764          3,220        *
Francis R. Sutton, cust. for Anna K. Sutton                          28,655           *               40         28,615        *
Frances & William Tapp                                                1,006           *              201            805        *
Nelle Pender Tatum                                                      402           *               80            322        *
Andrew Tiedt                                                          2,012           *              402          1,610        *
Victor & Carolyn Tobler                                               2,012           *              402          1,610        *
Alexandria Travis/Victor Tobler                                         201           *               40            161        *
Mackenzie Travis/Victor Tobler                                          201           *               40            161        *
David W. Wade                                                           201           *               40            161        *
Julia Waters                                                            684           *               40            644        *
Abbie E. Watson                                                         201           *               40            161        *
Eric Kenneth Watson                                                     273           *               40            233        *
Maxwell Watson                                                          201           *               40            161        *
Andrew Webb/Sue Webb                                                    201           *               40            161        *
John Webb/Sue Webb                                                      201           *               40            161        *
B.A. Werner                                                           7,513           *              536          6,977        *
Jane Werner                                                           2,683           *              536          2,147        *
Anne Wheatley                                                           542           *               59            483        *
James White III                                                          40           *               40              0        0
J.P. Whorton                                                            201           *               40            161        *
Kirk Wimberly III                                                     1,006           *              201            805        *
Patricia C. Winship                                                   2,012           *              402          1,610        *
Mercedes Wise & Linda Brogdon                                            23           *                4             19        *
Daniel Wicker                                                           603           *              120            483        *


                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------
Kevin J. Woods                                                           201          *                40          161         *
Cara Workman                                                             510          *                27          483         *
Jill Workman                                                             510          *                27          483         *
Benjamin Worley                                                          201          *                40          161         *
Jane Worley                                                            4,025          *               805        3,220         *
Nancy & Todd Yates                                                       402          *                80          322         *
Allison Nicole Young                                                   4,025          *               805        3,220         *
Elizabeth Anne Young                                                   4,025          *               805        3,220         *
William D. Young                                                       2,012          *               402        1,610         *

To be sold upon exercise of Charter Options (b):

Steven Chasteen (5)                                                    2,010          *             1,610          400         *
Philip Ekern (5)                                                      13,958          *            11,954        2,004         *
Ronald H. Francis (6)                                                 49,352          *            31,395       17,957         *
Rebecca Helms (5)                                                      1,206          *               805          401         *
William K. Hilley (5)                                                  6,635          *             4,427        2,208         *
William H. Kelly (5)                                                  16,929          *            11,471        5,458         *
Rhonda Cook Meaders (5)                                                4,405          *             4,105          300         *
Beth S. Miller (5)                                                     2,422          *             1,529          893         *
Julie C. Poole (5)                                                     9,053          *             8,533          520         *
Joyce R. Self (5)                                                      2,562          *            2,012           550         *
Frances S. Sutton (5)                                                 28,655          *            24,351        4,304         *
A. Renee White (5)                                                     7,211          *             6,842          364         *

To be sold upon exercise of Merit Organizers' Warrants (c):

1st Source Corporation                                                64,866         1.3           32,433       32,433         *
Bettis Enterprises, LP                                                 9,866          *             4,933        4,933         *
Roy B. Burnette                                                       30,000          *            10,000       20,000         *
Dennis R. Byerly                                                       9,000          *             4,500        4,500         *
J. Randall Carroll (7)                                               125,020         2.5           30,000       95,020        1.9
Parks R. Chewning (8)                                                 68,500         1.4           23,000       45,500         *
Bill Crecelius, Jr.                                                   40,000          *            20,000       20,000         *
W. Daniel Faulk, Jr. (8)                                              90,000         1.8           45,000       45,000         *
Clarence Flake, Jr. IRA                                                5,000          *             5,000            0         0
David S. Golden                                                       38,400          *            19,200       19,200         *
David S. Golden, Custodian Jessica P. Golden                           4,800          *             2,400        2,400         *
David S. Golden, Custodian Theodore D. Golden                          4,800          *             2,400        2,400         *
Jonathan Golden                                                       12,000          *             6,000        6,000         *
J. Louis Harris (8)                                                  146,000         2.9           73,000       73,000        1.5
The Hickok's Irrevocable Trust                                        23,000          *            11,500       11,500         *
Michael E. Hickok and Ann S. Anderson, JTWROS                          7,000          *             3,500        3,500         *
Patrick H. Hickok (8)                                                 63,960         1.3           31,880       32,080         *
Sharon Hickok                                                         16,240          *             8,120        8,120         *
William L. Kane (8)                                                   32,920          *             1,000       31,920         *


                                                                     BEFORE THE OFFERING                        AFTER THE OFFERING
                                                                     -------------------                        ------------------
                                                                     NUMBER                   Securities to     Number
NAME OF BENEFICIAL                                                BENEFICIALLY     Percent       Be Sold     Beneficially   Percent
       OWNER                                                       OWNED (1)       Of Class    in Offering      Owned      Of Class
------------------                                                -------------  ----------  -------------  ------------  ---------
Johnson & Montgomery Deferred
 Compensation Plan                                                    13,200          *             6,600        6,600         *
Johnson & Montgomery Profit Sharing Plan                              13,200          *             6,600        6,600         *
Albert Sidney Johnson (8)                                             13,600          *             6,800        6,800         *
Walter J. McCloud, II (8)                                             83,980         1.7           45,000       38,980         *
Paul M. McLarty, Jr., IRA                                              7,878          *             1,439        6,439         *
Ruth B. McLarty (8)                                                   85,000         1.7           45,000       40,000         *
Piedmont Title Insurance Agency, Inc.                                 16,000          *             8,000        8,000         *
John H. Plant (8)                                                    100,000         2.0           50,000       50,000        1.0
Martha H. Plant                                                       10,000          *             5,000        5,000         *
C. Alvin Roberds, Jr. (8)                                            133,000         2.7           67,500       65,500        1.3
Basil Alfred Sellers                                                  32,433          *            32,433            0         0
Lloyd M. Smith or E. Garda Smith, JTWROS                             360,000         7.2          180,000      180,000        3.6
Roy W. Vandiver, M.D. (8)                                             40,000          *            20,000       20,000         *
James C. Van Voorhies, Jr., IRA                                        9,122          *             4,561        4,561         *
Robert E. Webb                                                        14,000          *             7,000        7,000         *
John A. Williams                                                     320,000         6.4          160,000      160,000        3.2

To be sold upon exercise of Employee Stock Options (d):

J. Randall Carroll                                                   125,000         2.5           90,000       35,020         *
                                                                                                _________
  Total                                                                                         1,278,092
                                                                                                =========

--------------------------------
*Less than 1%.

(a) On December 30, 1994, Merit acquired 100% of the outstanding shares of common stock of Charter (the "Merger"). Prior to the Merger, Charter had outstanding certain warrants to purchase Charter common stock. These warrants were cancelled in the Merger and replaced with newly issued warrants to purchase Merit Common Stock (the "Replacement Warrants") of equal economic value. The Replacement Warrants expired by their terms in February 1996 and were exercised prior thereto.

(b) Prior to the Merger, Charter had outstanding certain options to purchase Charter common stock (the "Charter Options"). Pursuant to the Merger, the Charter Options were converted into the right to purchase Merit Common Stock. The Charter Options had been granted between 1990 and 1994 and are fully vested. The Charter Options are exercisable at prices ranging from $3.52 to $4.66 per share and expire at various times between 2000 and 2004. All of the listed individuals, with the exception of Mr. Chasteen, Ms. Meaders, Ms. Poole, Ms. Self and Ms. White, are also listed as Selling Shareholders with respect to shares received upon the exercise of Replacement Warrants. For each of such persons, the number of shares shown in the table as beneficially owned after the offering reflects only the sale of option shares in that section of the table and only the sale of warrant shares in that section of the table.

(c) Upon the formation of Mountain, stock purchase warrants (the "Organizers' Warrants") were issued to certain individuals in consideration of their efforts in its organization. The Organizers' Warrants are exercisable at $5.00 per share and expire on August 2, 1998.

(d) The Board of Directors of the Company has granted options to purchase a total of 90,000 shares to J. Randall Carroll, the Company's Chairman and Chief Executive Officer. Of such amount, options to purchase 75,000 shares were granted pursuant to the provisions of Mr. Carroll's employment agreement and options to purchase 15,000 shares were granted pursuant to the terms of a Stock Purchase Agreement entered into between the Company and Mr. Carroll in 1993. All of such options are exercisable at $5.00 per share and expire on August 2, 1998.

(1) Assuming exercise of 100% of the option or warrant.

(2) Fred D. Bentley, Sr., Chairman of the Board of Directors of Charter, is a partner in the law firm of Bentley, Bentley & Bentley.

(3) Serves as a director of Charter.

(4) Serves as a director of the Company.

(5) Serves as an officer of Charter.

(6) Mr. Francis serves as President, Chief Financial Officer and director of the Company and as President, Chief Executive Officer and director of Charter.

(7) Mr. Carroll serves as Chairman and Chief Executive Officer of the Company and as Chairman, President and Chief Executive Officer of Mountain.

(8) Serves as a director of Mountain.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby for the benefit of the Selling Shareholders represent either (i) shares issued to certain of the Selling Shareholders pursuant to the exercise of certain stock purchase warrants, (ii) shares underlying certain outstanding options to purchase Common Stock previously granted to certain of the Selling Shareholders, (iii) shares underlying certain outstanding stock purchase warrants granted in connection with the organization of Mountain and (iv) shares underlying certain outstanding stock options granted to the Company's Chairman and Chief Executive Officer. See "Selling Shareholders." The Company has agreed to register such shares for resale by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares by the Selling Shareholders.

     The Selling Shareholders have advised the Company that they may elect to offer for sale and to sell Common Stock from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices prevailing at the time of sale or at prices and terms then obtainable, in block transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon market price fluctuations and the manner of sale.

     The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. The Selling Shareholders will pay such brokerage commissions and charges, as well as the fees and expenses of any counsel retained by them in connection with this offering. The Company will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $30,000.


                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the shares of Common Stock offered hereby have been passed upon for the Company by Smith, Gambrell & Russell, Atlanta, Georgia.


                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been so incorporated by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

===============================================================================

     No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.





                          ___________________________





              TABLE  OF  CONTENTS

                                                                       Page

Available Information .................................................  2
Incorporation of Certain
  Documents by Reference ..............................................  2
The Company  ..........................................................  3
Risk Factors ..........................................................  3
Use of Proceeds .......................................................  5
Business ..............................................................  6
Selling Shareholders .................................................. 17
Plan of Distribution .................................................. 24
Legal Matters ......................................................... 24
Experts ............................................................... 24


===============================================================================


===============================================================================


                           MERIT HOLDING CORPORATION





                                1,278,092 SHARES

                                 COMMON  STOCK








                              P R O S P E C T U S






                               ___________, 1996










                               5100 LaVista Road
                             Tucker, Georgia 30085
                                 (770) 491-8808




===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are estimates of the fees and expenses payable by the Registrant in connection with the offer and sale of the Common Stock:


           SEC Registration Fee  ...........................  $4,261
           Blue Sky Qualification Fees and Expenses ........   2,500
           Transfer Agent Fees .............................   1,000
           Printing, Materials, and Postage ................   4,000
           Legal Fees and Expenses .........................  10,000
           Accounting Fees and Expenses ....................   3,000
           Miscellaneous Expenses ..........................   5,239
                                                              ------

                              TOTAL ........................ $30,000
                                                             =======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Company, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

     Article VI of the Company's By-Laws provides that the Company shall indemnify a director or officer who has been successful in the defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's By-Laws also provide that the Company may indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, officer, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interest of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors,
(b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

     The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

ITEM 16.  EXHIBITS.

   (a)     The following exhibits are filed with this Registration Statement.


               Exhibit No.         Description of Exhibit
               -----------         ----------------------
                  5.1              Opinion of Smith, Gambrell & Russell

                 23.1              Consent of Price Waterhouse LLP

                 23.2              Consent of Smith, Gambrell & Russell
                                   (contained in their opinion at Exhibit 5.1)

ITEM 17.  UNDERTAKINGS

   (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on the 30th day of September, 1996.

                                   MERIT HOLDING CORPORATION


                                   By:   /s/ J. Randall Carroll
                                      -----------------------------------------
                                      J. Randall Carroll, Chairman of the Board
                                      and Chief Executive Officer
                                      (Principal Executive Officer)


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Randall Carroll and Ronald H. Francis and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities on the dates indicated.


       Signature                 Title                          Date
       ---------                 -----                          ----


/s/ J. Randall Carroll      Chairman of the Board,          September 30, 1996
----------------------    and Chief Executive Officer
  J. Randall Carroll


/s/ Ronald H. Francis             President,                September 30, 1996
---------------------        Chief Financial Officer
  Ronald H. Francis    and Director (Principal Financial
                           and Accounting Officer)



 /s/ Michael J. Coles             Director                  September 30, 1996
----------------------
   Michael J. Coles


/s/ Patrick H. Hickok             Director                  September 30, 1996
----------------------
   Patrick H. Hickok


/s/ Walter J. McCloud, II         Director                  September 30, 1996
-------------------------
  Walter J. McCloud, II



                                 EXHIBIT INDEX

     Exhibit                                                  Sequential
     Number               Description of Exhibit               Page No.
     -------              ----------------------              ----------
       5.1           Opinion of Smith, Gambrell & Russell

      23.1           Consent of Price Waterhouse LLP